Exhibit 99.1

For Immediate Release

CONTACTS:

Entertainment Gaming Asia Inc.

Traci Mangini

tracimangini@EGT-Group.com

872/802-4227

ENTERTAINMENT GAMING ASIA ANNOUNCES 1-for-4 REVERSE STOCK SPLIT

EFFECTIVE FEBRUARY 26, 2015

Hong Kong – February 24, 2015 – Entertainment Gaming Asia Inc. (NASDAQ: EGT) (“Entertainment Gaming Asia” or “the Company”), a gaming company focused on emerging gaming markets in Pan-Asia, today announced a 1-for-4 reverse split of the Company’s common stock and corresponding decrease in the number of authorized shares of common stock. The Company is effecting the reverse split in an effort to regain compliance with The NASDAQ Stock Market LLC’s (the “NASDAQ”) minimum bid price requirement for its Capital Market. The reverse split will take effect prior to the market open on February 26, 2015.

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, commented, "We are effecting the reserve split as a means to regain listing compliance. We are focused on improving our operating performance and are seeking new projects to fuel long-term growth for the Company. We believe we have significantly improved our positioning to secure new gaming projects following the successful completion of our recent rights offering. As a result of this offering, we raised net cash proceeds of approximately $14.0 million and became an indirect, majority-owned subsidiary of Melco International Development Limited, a leader in Asian gaming. We believe with our improved financial flexibility and deepened credibility in our markets, we are better positioned than ever to capitalize on the opportunities in the frontier gaming markets of Southeast Asia.”

As of the effective date, every four shares of common stock of Entertainment Gaming Asia will automatically combine into one share of common stock. The reverse split will reduce the number of shares of outstanding common stock from approximately 57.9 million pre-split to approximately 14.5 million post-split. The number of authorized shares of common stock will be reduced from 75.0 million to approximately 18.8 million. Proportional adjustments will be made to the Company’s stock options and equity compensation plans. All fractional shares will be rounded up to the nearest whole number. The reverse split will not negatively affect any of the rights that accrue to holders of Entertainment Gaming Asia common stock or options. In connection with this transaction, the Company has been assigned a new CUSIP number 29383V 305 however, its shares will continue to trade on the NASDAQ Capital Market under the symbol EGT.

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Entertainment Gaming Asia Announces 1-for-4 Reverse Split, 2/24/2015 page 2

Shareholders as of the effective date with outstanding certificates will be asked to exchange them for new certificates representing the post-split number of shares with the new CUSIP number. The Company’s transfer agent, Continental Stock Transfer & Trust Company, is the exchange agent for the reverse split and will distribute a letter of transmittal to shareholders with instructions on how to surrender old stock certificates. In the meantime, each outstanding certificate that prior to the reverse split represented shares of common stock of the Company will thereafter represent shares of common stock in the post-split amount.

The reverse stock split is intended to increase the per share trading price of the Company's common stock to satisfy the $1.00 minimum bid price requirement for continued listing on the NASDAQ Capital Market. However, there can be no assurance that the reverse stock split will enable the Company to regain compliance with the minimum bid price or maintain its listing.

About Entertainment Gaming Asia Inc.

Entertainment Gaming Asia Inc. (NASDAQ: EGT), an indirect majority-owned subsidiary of Melco International Development Limited, is a gaming company in Pan-Asia engaged in the leasing of electronic gaming machines on a revenue sharing basis to the gaming industry in Cambodia and the Philippines and the development and operation of casinos and gaming venues in the Indo-China region under its “Dreamworld” brand.  The Company also manufactures and sells RFID and traditional gaming chips and plaques to major casinos under its “Dolphin” brand.

Forward Looking Statements

This press release contains forward-looking statements concerning Entertainment Gaming Asia within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements regarding expectations for regaining listing compliance with NASDAQ’s minimum bid price requirement for its Capital Market, improving the Company’s operating performance, its ability to execute on its strategy to secure new gaming projects and expand its gaming operations, and the overall growth of the gaming industry in the Company’s target markets. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, the risk that following the reverse split the Company’s common stock will not trade at a share price that is proportionately adjusted for the reverse split in order to regain listing compliance with NASDAQ’s minimum bid price requirement and risks related to Entertainment Gaming Asia’s ability to place gaming machines at significant levels and generate the expected amount of net win from the gaming machines placed, identify and successfully develop additional projects in its target markets, obtain the gaming license and building permits for gaming projects on a timely basis or at all, complete construction and development of gaming projects on budget and in a timely manner, acquire additional capital as and when needed, and those other risks set forth in Entertainment Gaming Asia’s annual report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 31, 2014 and subsequently filed quarterly reports on Form 10-Q. Entertainment Gaming Asia cautions readers not to place undue reliance on any forward-looking statements. Entertainment Gaming Asia does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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